Exhibit 10.1

June 8, 2006

Dear Steve:

TiVo Inc. is pleased to offer you the position of Senior Vice President and Chief Financial Officer. You will be reporting to Tom Rogers, CEO.

Your compensation will be $290,000 per year, less payroll deductions and all required withholdings. You will be paid semi-monthly and you will be eligible for standard Company benefits. Most insurance benefits will be effective on your start date. In your position you will be a full time, exempt, Section 16 officer of the Company. You will be expected to devote your full business time to this position and not to render services for compensation outside of TiVo Inc., unless first approved by TiVo Inc.’s Chief Executive Officer.

The Board of Directors has approved a stock option grant of 450,000 shares, to be effective upon your start date, vested over 4 years with 25% on the first anniversary of your start date and the remaining shares vesting 1/36 per month over the following three years. The exercise price of your option grant will be the closing price of TiVo Inc.’s stock on the date you start employment.

In addition, the Board of Directors has approved a Restricted Stock grant of 15,000 shares, effective upon your vesting date and vesting in full on the one year anniversary of your hire date.

You will be eligible to participate in TiVo Inc.’s Employee Stock Purchase Plan, under the terms and conditions of the Plan, which allows you to purchase TiVo Inc. stock at 85% of the fair market value. We will provide further details and enrollment information after your start date. Please understand that this and all other TiVo Inc. benefits are subject to change, including discontinuation at TiVo Inc.’s discretion.

While employed at TiVo Inc., you will also be eligible to participate in the TiVo Executive Bonus Program, which is based on mutually agreed corporate, departmental, and individual objectives, as may be determined by the Board of Directors and/or the Compensation Committee. The bonus is scheduled to be paid annually at the end of each fiscal year. Our fiscal year ends in the month of January. Your annual bonus is targeted at 50% of your base salary.

In addition, you are eligible to participate in TiVo Inc.’s Executive Change in Control Agreement. This agreement provides for certain benefits in the event of a change in control of TiVo Inc. Nothing herein is intended to require that the Board of Directors approve or maintain a Change in Control Agreement for the benefit of TiVo Inc.’s key management personnel, or for your benefit. The Board of Directors has approved the following terms for you in the event of a Change in Control: one year of your base salary and targeted cash bonus incentive, paid in accordance with TiVo Inc.’s standard payroll practices, one year of group medical, life and disability insurance benefits, and 100% vesting of your stock option and restricted stock grants.

As a TiVo Inc. employee, you will be expected to abide by the Company rules and regulations, and sign and comply with the Company’s Code of Conduct and its Proprietary Information and Inventions Agreement, which prohibit unauthorized use or disclosure of TiVo Inc. proprietary information.

You may terminate employment with TiVo Inc. at any time and for any reason whatsoever simply by providing TiVo Inc. with not less than sixty (60) days prior written notice. Likewise, TiVo Inc. may terminate your employment at any time and for any reason, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a Company officer. Except as otherwise provided, upon termination of employment you shall not be entitled to receive any compensation or benefits other than your unpaid base compensation, if any, to the extent earned and due as of the date of termination.

This offer is contingent upon successful completion of your background check as determined by TiVo Inc. in its sole discretion.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether written or oral, and cannot be changed except in writing signed by a Company officer. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to me by June 9, 2006 if you wish to accept employment at TiVo Inc. under the terms described above. If you accept the offer, we would like you to start your employment by mid-to-late August 2006. Please complete the enclosed TiVo application form and accompanying materials by providing us with all information not already included on your resume. We request that you sign the application and return it and all required materials along with your signed offer letter.

Sincerely,	ACCEPTED

/s/ Tom Rogers	/s/ Steven J. Sordello
Tom Rogers	Steven J. Sordello

DATE: 6/8/2006
TENTATIVE START DATE: Mid to late August 2006

DATE: 6/8/06